FORM 4

        U.S. SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C.  20549             ___________________________
                                                   |        OMB APPROVAL       |
               STATEMENT OF CHANGES                |___________________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER:   3235-0287    |
                                                   |EXPIRES: December 31, 2001 |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE          |
          Securities Exchange Act of 1934,         |BURDEN HOURS               |
         Section 17(a) of the Public Utility       |PER RESPONSE..........0.5  |
            Holding Company Act of 1935            |___________________________|
        or Section 30(f) of the Investment
               Company Act of 1940


/ /  Check this box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).


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1. Name and Address of Reporting Person

        FESHBACH,                  JOSEPH                        L.
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       (Last)                      (First)                    (Middle)

    QuadraMed Corporation
    22 Pelican Way
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                                  (Street)

    San Rafael                     CA                           94901-5545
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    NONE
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

   April/2002
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   _X_ Director                               ___  10% Owner
   ___ Officer (give title below)             ___  Other (specify below)

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7. Individual or Joint/Group Filing (check applicable line)
   ___ Form Filed by One Reporting Person
   ___ Form Filed by More than one Reporting Person

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
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                    Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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|             |             |              |                              |               |               |                       |
|             |             |              |                              |               |               |                       |
|             |             |              |                              |               |               |                       |
|1. Title     | 2. Trans-   | 3. Trans-    | 4. Securities Acquired (A)   |5. Amount of   |6. Ownership   |7.  Nature of          |
|   of        |    action   |    action    |    or Disposed  of (D)       |   Securities  |   Form:       |    Indirect           |
|   Security) |   Date      |    Code      |   (Instr. 3, 4 and 5)        |   Beneficially|   Direct (D)  |    Ownership          |
|   (Instr. 3)|             |   (Instr. 8) |----------------------------- |   Owned at End|   or Indirect |    Beneficial         |
|             |   (Month/   |              |           |   (A)   |        |   of Month    |   (I)         |    Ownership          |
|             |    Day/     | ------------ |           |   or    |        |   (Instr.3    |   (Instr. 4)  |    (Instr. 4)         |
|             |    Year)    |  Code |  V   |   Amount  |   (D)   | Price  |    and 4)     |               |                       |
| ------------|------------ | ------------ |----------------------------- |---------------|---------------|---------------------- |
|             |             |              |           |         |        |               |               |                       |
|Common Stock |   1/03/02   |   M          |   10,0000 |    D    |$10.031 |    20,000     |        I      |        (1)            |
|             |             |              |           |         |        |               |               |                       |
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_________________

(1) Lucinda H. Feshbach Trust

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number
                                                                                                                           (Over)
                                                                                                                  SEC 1474 (3-99)
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

FORM 4 (continued)

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                   Table II- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                           (e.g., puts, calls, warrants, options, convertible securities)
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|1. Title   |2. Conver- |3. Trans- |4. Trans- |5. Number      |6. Date      |7.Title       |8. Price |9.Num-    |10.Own  |11.Nature|
|   of      |   sion or |   action |   action |   of          |   Exer      |  and         |   of    |  ber of  | ership |  of     |
|   Deriva- |   Exercise|   Date   |   Code   |   Derivative  |   cisable   |  Amount      |   Deri- |  Deriv-  | Form of|  Indi-  |
|   tive    |   Price of|          |   (Instr.|   Securities  |   and Ex-   |  of          |   vative|  ative   | Deriv- |  rect   |
|   Security|   Deriva- |          |     8)   |   Acquired (A)|   piration  |  Underlying  |   Sec-  |  Secur-  | ative  |  Bene-  |
|   (Instr. |   tive    |          |          |   or Disposed |   Date      |  Securities  |   urity |  ties    | Sec-   |  ficial |
|     3)    |   Security|          |          |   of (D)      |  (Month/    |  (Instr. 3)  |  (Instr.|  Bene-   | urity  |  Owner- |
|           |           |   (Month/|          |   (Instr. 3,  |   Day/      |   and 4)     |     5)  |  ficially| Direct |  ship   |
|           |           |    Day/  |          |   4, and 5)   |   Year)     |              |         |  Owned at| (D) or | (Instr. |
|           |           |    Year) |          |               |             |              |         |  End of  | Indi-  |   4)    |
|           |           |          |-------------------------------------------------------|         |  Month     rect(I)|         |
|           |           |          |     |    |       |       |Date  | Ex-  |       |Amount|         |(Instr.4) |        |         |
|           |           |          |Code | V  | (A)   | (D)   |Excer-| pir- |       |or    |         |          |(Instr.4|         |
|           |           |          |     |    |       |       |cis-  | tion |Title  |Number|         |          |        |         |
|           |           |          |     |    |       |       |able  | Date |       |of    |         |          |        |         |
|           |           |          |     |    |       |       |      |      |       |Shares|         |          |        |         |
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|Non-       |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|Employee   |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|Director   |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|Option     |  2.983    | 1/02/02  | A   | V  | 2,514 |       | (1)  |1/02/ |Common |1,257 |         |          |         |        |
|(Right to  |           |          |     |    |       |       |      | 12   |Stock  |      |         |          |         |        |
| buy)      |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
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|Non-       |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|Employee   |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|Director   |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|Option     |  5.743    | 4/29/02  | A   | V  | 6,000 |       | (2)  |4/29/ |Common |6,000 |         | 58,514   |   D     |        |
|(Right to  |           |          |     |    |       |       |      | 12   |Stock  |      |         |          |         |        |
| buy)      |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
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|           |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
|           |           |          |     |    |       |       |      |      |       |      |         |          |         |        |
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Explanation of Responses:



______________________________

(1) The option vests in two (2) equal installments, the first on July 2, 2002 and the second on January 2, 2003.

(2) The option vests in 12 equal monthly installments, beginning 5/29/02 and continuing until fully vested on 4/29/03.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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** Signature of Reporting Person          Date